Exhibit 3.1

RESTATED ARTICLES OF INCORPORATION

OF

CALCASIEU REAL ESTATE & OIL CO., INC.

Calcasieu Real Estate & Oil Co., Inc., a Louisiana corporation (the “Corporation”), through its undersigned President and Secretary and by authority of its Board of Directors, hereby certifies that:

FIRST: The Restated Articles of Incorporation set forth in paragraph Fifth below accurately copy the Articles of the Company and all amendments thereto in effect at the date hereof without any substantive changes except as made by the new amendments and the deletions described in paragraph Fourth below.

SECOND: Each amendment has been effected in conformity with law.

THIRD: The date of incorporation of the Corporation was June 26, 1930, and the date of these Restated Articles is April 16, 1981.

FOURTH: On April 16, 1981, by vote of 27,412.32 shares for and 0 shares against, of the total 41,735 outstanding voting shares of the Corporation, the shareholders adopted resolutions changing the Articles of Incorporation as in effect prior to the date hereof by: (i) amending Articles I, II, and III to read as set forth in Articles I, II and III of the Restated Articles of Incorporation; (ii) adding Articles IV, V, VI and VII; (iii) deleting in their entirety Articles IV, V, VI, VII and VIII; and (iv) reclassifying stock as now set forth in Article III of the Restated Articles of Incorporation.

FIFTH: The Restated Articles of Incorporation of the Corporation are as follows:

ARTICLE I

Name

The name of the Corporation is Calcasieu Real Estate & Oil Co., Inc.

ARTICLE II

Purpose and Duration

A. The purpose of the Corporation is to engage in any lawful activity for which corporations may be formed under the Business Corporation Law.

B. The duration of the Corporation shall be perpetual.

ARTICLE III

Capital

The Corporation has authority to issue an aggregate of 3,000,000 shares of capital stock, all of which are designated common stock having no par value per share.

From and after the effective date of these Restated Articles of Incorporation, each issued and outstanding share of this Corporation shall be reclassified and converted into 50 shares of common stock, no par value.

ARTICLE IV

No Preemptive Rights

Shareholders shall not have preemptive rights.

ARTICLE V

Director’s Proxies

Any director absent from a meeting of the Board of Directors or of any committee thereof may be represented by any other director or shareholder, who may cast the vote of the absent director according to the written instructions, general or special, of the absent director.

ARTICLE VI

Reversion

Cash, property or share dividends, shares issuable to shareholders in connection with a reclassification of stock, and the redemption price of redeemed shares, which are not claimed by the shareholders entitled thereto within one year after the dividend or redemption price became payable or the shares became issuable, despite reasonable efforts by the Corporation to pay the dividend or redemption price or deliver the certificates for the shares to such shareholders within such time, shall, at the expiration of such time, revert in full ownership to the Corporation, and the Corporation’s obligation to pay such dividend or redemption price or issue such shares, as the case may be, shall thereupon cease; provided that the Board of Directors may, at any time, for any reason satisfactory to it, but need not, authorize (1) payment of the amount of any cash or property dividend or redemption price or (2) issuance of any shares, ownership of which has reverted to the Corporation pursuant to this Article VI, to the entity who or which would be entitled thereto had such reversion not occurred.

ARTICLE VII

Indemnification

This Corporation shall have power to indemnify its officers, directors employees and agents, and directors, officers, employees and agents of other corporations or entities to the extent set forth in or contemplated or authorized by the by-laws. No amendment to the by-laws limiting the right to indemnification shall affect the entitlement of any person to indemnification whose claim thereto results from conduct occurring prior to the date of such amendment.

Dated: April 16, 1981.	By:	/s/ Arthur Hollins, III
Arthur Hollins, III, President

	By:	/s/ Carl G. Patton
Carl G. Patton, Secretary

ACKNOWLEDGMENT

STATE OF LOUISIANA

PARISH OF CALCASIEU

BEFORE ME, the undersigned authority, personally came and appeared, Arthur Hollins, III and Carl G. Patton, to me known to be the President and Secretary, respectively of Calcasieu Real Estate & Oil Co., Inc., and the persons who executed the foregoing instrument in such capacities, and who, being duly sworn, acknowledged in my presence and in the presence of the undersigned witnesses that they were authorized to and did execute the foregoing instrument in such capacities for the said corporation, as its and their free act and deed.

IN WITNESS WHEREOF, the appearers and witnesses and I have hereunto affixed our signatures on this 16th day of April, 1981.

WITNESSES:

/s/ Gloria Gardner	/s/ Arthur Hollins, III
Arthur Hollins, III, President

/s/ Alta M. Johnson	/s/ Carl G. Patton
Carl G. Patton, Secretary

/s/ Linda R. Hardesty
NOTARY PUBLIC

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